                                                                   EXHIBIT 10.29

               DESCRIPTION OF DIRECTOR AND NAMED EXECUTIVE OFFICER
                                  COMPENSATION*

         Directors who are or were full-time employees of either the Holding
Company or Finlay Jewelry receive no additional compensation for serving as members of the Board.

         Directors of the Holding Company and Finlay Jewelry (who are not
current or former employees) each receive an aggregate annual cash retainer of
$25,000 and fees of $1,000 for each Board and committee meeting attended in person, and $500 for each committee meeting attended by conference call.
Additionally, the Audit Committee chairman receives an aggregate annual fee of
$6,000, while the chairmen of the Compensation and Nominating and Corporate
Governance Committees each receive an aggregate annual fee of $3,000.

      Each eligible director has elected, under the Holding Company's Director
Deferred Compensation and Stock Purchase Plan, to defer 100% of his or her eligible director fees that would otherwise be paid in cash and receive restricted stock units (i.e., RSUs). The participant RSUs are awarded and credited to the participant's account quarterly in an amount based on a formula which divides the cash amount deferred by the fair market value of a share of
Common Stock on the award date. On each award date, the Holding Company credits the participant's account with one matching RSU for each participant RSU purchased by the director. The following non-employee directors own RSUs in the amounts set forth below:

                              Participant RSUs     Matching RSUs(1)
                              ----------------     ----------------
      Rohit M. Desai               2,527                 2,527
      Norman S. Matthews           2,831                 2,831
      Michael Goldstein            3,134                 3,134
      John D. Kerin                2,527                 2,527
      Richard E. Kroon             2,527                 2,527
      Ellen R. Levine              1,711                 1,711
      Thomas M. Murnane            2,733                 2,733

------------------------------
(1) The matching RSUs include vested and unvested RSUs.

         On April 12, 2005, the Compensation Committees awarded salary increases ranging from approximately 2.5% to 5.0% to each of the executive officers named below other than Mr. Reiner. In addition, the Compensation Committees authorized
2004 performance-based bonus awards to each of the following executive officers in the amounts set forth below:

                        Name                          2004 Bonus
                        ----                          ----------
                  Arthur E. Reiner                    $ 478,782

                  Joseph M. Melvin                      215,556

                  Leslie A. Philip                      225,240

                  Edward J. Stein                       187,444

                  Bruce E. Zurlnick                     145,494

         The executive officers named above are also eligible to receive those benefits available to all of Finlay Jewelry's senior officers, including performance-based cash bonuses and restricted stock awards, supplemental executive medical benefits, company-paid group life insurance (other than for
Mr. Reiner who is entitled to key man life insurance under the terms of his employment agreement) as well as various other benefits available to all full-time employees of Finlay Jewelry including, but not limited to, paid vacation time, participation in the Holding Company's 401(k) plan and short-term disability benefits.

         *References herein to Holding Company are intended to refer to Finlay
Enterprises, Inc. and references herein to Finlay Jewelry are intended to refer to Finlay Fine Jewelry Corporation.